Exhibit 99.1

Chemung Canal to Relocate Downtown Auburn Branch

Moving next door on Genesee Street

ELMIRA, N.Y., March 17, 2017 (GLOBE NEWSWIRE) -- Chemung Canal Trust Company (CCTC) today announced it will be relocating its downtown Auburn, NY branch office to the building next door. The move is expected to take place later this spring or early summer.

“We love being downtown but our current location is a giant space, far exceeding the amount of square footage needed to efficiently and effectively provide services to our customers,” said Anders M. Tomson, Chemung Canal Trust Company President & CEO.  “When the opportunity became available to move next door we jumped at it.  It’s like the best of both worlds,” he added.

According to the Bank, the branch will relocate from 120 Genesee Street to 110 Genesee Street, a move about 50 yards east from its current location. The new branch will be approximately 2,800 square feet, roughly one-third the size of the current location. There will be no reduction in staff levels and there are no anticipated changes in office hours, once the move is complete.

Chemung Canal entered the Auburn market in November 2013, when it purchased the Genesee Street and Grant Ave branches from Bank of America (BofA).  At that time CCTC also purchased four other BofA branches in Seneca Falls, Cortland and Ithaca.

“While our address is changing slightly, the one thing that will not change is our commitment to provide a full menu of products and services, delivered by a well-trained, highly qualified staff,” Tomson said. “Nino Pelligrino & Dawn Aubin lead a team of very engaged Auburn colleagues, we are pleased with the expansion of our impact within the community and look forward to even more opportunities in the months and years to come.”

Chemung Financial Corporation is a $1.7 billion financial services holding company headquartered in Elmira, New York and operates 33 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

Media Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com